Exhibit 99.1

               World Waste Technologies, Inc. Announces
                  $25,000,000 in New Equity Funding

    SAN DIEGO--(BUSINESS WIRE)--May 26, 2006--World Waste Technologies, Inc. (OTCBB:WDWT) (the "Company") announced that it has secured $25,000,000 in new equity financing in two private placements. In the first transaction, which closed May 25, 2006, the Company issued 89,000 shares of its newly created 8% Series B Convertible Redeemable Preferred Stock at a price of $100 per share, resulting in total gross proceeds to the Company of $8.9 million. In the second transaction, the Company entered into definitive agreements for the sale of an additional 161,000 shares of Series B Preferred Stock on the same terms, for total additional gross proceeds to the Company of $16.1 million. This second offering is expected to close on or around May 26, 2006.
    In addition to the sales described above, holders of the Company's $6,250,000 aggregate principal amount of senior secured debentures have the contractual right to exchange their debentures for shares of Series B Preferred Stock on a dollar-for-dollar basis. Any debentures that are not so converted will be repaid with a portion of the proceeds of these offerings. The Company anticipates that the holders of approximately $2,480,000 of such debentures will elect to exchange their debentures and accrued interest for a total of 25,000 shares of Series B Preferred Stock (which shares of Preferred Stock would be convertible into a total of 1,000,000 common shares and be included in the registration statement described below).
    "We are delighted to have in this financing such a solid group of investors whom we believe will support World Waste now and over the long haul," said John Pimentel, World Waste's Chief Executive Officer. "We intend to use these resources wisely as we work to execute our strategy to get Plant #1 in Anaheim running efficiently; begin the planning for additional World Waste facilities; and ultimately to work internally and with partners to identify and attempt to commercialize additional beneficial uses for our cellulose biomass and other residual streams such as higher value added paper products, fuel grade ethanol, building products, and refuse derived fuels."
    Each share of Series B Preferred Stock is convertible for a period of five years into 40 shares of the Company's common stock. To the extent not converted by the five-year anniversary of issuance, the shares are subject to redemption at each holder's option, with any shares not redeemed subject to automatic conversion. The shares are also subject to mandatory conversion prior to the five-year anniversary of issuance if the Company's common stock meets certain trading price and volume criteria and under certain other circumstances. Holders of the Series B Preferred Stock are entitled to receive cumulative dividends, payable quarterly in additional shares of Series B Preferred, at the rate of 8% per annum.
    The Company is also issuing the investors in these transactions five-year warrants to acquire up to a total of 2,500,000 shares of common stock at an exercise price of $2.75 per share. The Company has agreed to file a registration statement within 60 days of the closing covering the resale of the shares of common stock issuable upon conversion of the Series B Preferred Stock and exercise of the warrants.
    After fees and expenses and the repayment of the Company's secured debentures, the Company estimates the total net proceeds to it from these two offerings will be approximately $18.75 million. The Company currently intends to use these net proceeds to start-up operations at, and make improvements to, its initial facility located in Anaheim, California, to begin preparations for additional facilities, and for general corporate purposes.
    Thomas Weisel Partners, LLC, First Montauk Securities Corp. and Chadbourn Securities, Inc. acted as the Company's placement agents in the first offering. Thomas Weisel Partners, LLC, Chadbourn Securities, Inc. and First Montauk Securities Corp. are acting as the Company's placement agents in the second offering, and Green Drake Capital Corp. is acting as selling agent for Chadbourn Securities, Inc.

    About World Waste Technologies, Inc.

    World Waste Technologies, Inc. (OTCBB:WDWT) is seeking to commercialize a patented technology that management believes will allow a significant amount of Municipal Solid Waste (MSW) to be recycled. A major component of MSW is paper-based material, and the Company's technology converts paper, cardboard, and paper packaging found in MSW into a cellulose fiber material that can be sold to box and paper manufacturers or potentially be used in making other products. The Company recently completed construction of its initial facility in Anaheim, California.

    The contents of this press release are presented as a general overview of the Company. It is intended only to contain general information regarding the Company and its business and does not purport to provide complete disclosure or analysis of all matters that may be relevant to a decision to invest in the Company. In addition, certain matters discussed in this release may constitute "forward-looking statements." Actual results and the timing of certain events may differ materially from those indicated by such forward-looking statements due to a variety of risks and uncertainties, many of which are beyond the Company's ability to control or predict, including, but not limited to risks and uncertainties outlined in the Company's periodic reports filed with the SEC. Other risk factors may include, but are not limited to, our ability to successfully implement our business strategy, fluctuation in quarterly results, increased competition, the economical operation of our process and our ability to protect the proprietary technology we use. Further, we operate in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond our control, such as announcements by competitors and service providers. These statements are made as of the date of this release, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

    CONTACT: World Waste Technologies, Inc.
             David Rane, 858-391-3400